Exhibit (k)(iv)(10)
AMENDMENT No. 9
TO
 COMMITTED FACILITY AGREEMENT
AMENDMENT AGREEMENT (“Amendment” dated as of April 1, 2016 to the Committed Facility Agreement, dated as of September 26, 2008, (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) (fka Banc of America Finance Services Inc. (“BAFSI”)) and Fiduciary/Claymore MLP Opportunity Fund (“Customer”).
WHEREAS, Bank of America, N.A., London Branch (“BAL”) and Customer previously entered into the Agreement; and
WHEREAS, the Agreement was previously assigned to BAL’s affiliate, Banc of America Finance Services, Inc., and BAFSI subsequently changed its name to BNP Paribas Prime Brokerage, Inc.;
NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as set forth herein.
1.            Amendment to Section 9 “Facility Termination Event” Definition
Section 9(d)(v) of the Agreement is hereby replaced in its entirety with the following language:
“v.
the asset coverage for all borrowing constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) of Customer fails to comply with the minimum required by Section 18 of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law, including any exemptive relief granted to Customer by the Securities and Exchange Commission (the “SEC”) or any regulatory or interpretative guidance by SEC staff (whether generally or specifically to Customer, provided that for purposes of this provision, such minimum percentage cannot be lower than 200%;”

2.              Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)
Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed as original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)
Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law other than New York General Obligations Law Section 5-1401 and Section 5-1402).

(Signatures on following page)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
/s/ Jeffrey Lowe	/s/ John L. Sullivan
Name: Jeffrey Lowe	Name: John L. Sullivan
Title: Managing Director	Title: Chief Financial Officer

/s/ JP Muir
Name: JP Muir
Title: Managing Director